EXHIBIT 99.1
PROVECTUS

NEWS RELEASE for July 18, 2005 at 07:30 am EDT

Contact:  Matt Clawson (investors)         Peter Culpepper
          Allen & Caron Inc                Provectus Pharmaceuticals Inc
          949-474-4300                     865-769-4011
          matt@allencaron.com              culpepper@pvct.com

               PROVECTUS TO RECEIVE FOURTH PHARMACEUTICAL PATENT
                       FOR ANTI-CANCER AGENT PROVECTA(TM)

KNOXVILLE, Tenn., July 18, 2005 -- Provectus Pharmaceuticals, Inc. (OTCBB: PVCT) announced today it has received a notice of allowance for a patent application covering the Company's anti-cancer pharmaceutical agent Provecta(TM). The notice of allowance from the U.S. Patent and Trademark Office indicates that the application is in condition for issuance and will issue as a U.S. patent within several months. The patent is anticipated to be the Company's fifteenth U.S. patent and the fourth patent for its pharmaceutical products.

     The  pending  patent  covers  use  of  the  Company's   anti-cancer   agent
Provecta(TM) for radiosensitization, expanding the coverage provided by the Company's earlier patents for use of the agent for cancer treatment and diagnostic imaging. Provecta(TM) is a small molecule, tumor-specific agent designed to treat melanoma, breast cancer, liver cancer and other potentially deadly cancers while sparing healthy tissue. Provectus expects to begin enrolling patients with metastatic melanoma and recurrent breast tumors in Phase 1 clinical trials of Provecta(TM) soon.

     "This patent will cover potentially important uses of Provecta(TM) for treatment of deep tissue and metastatic cancers," noted Craig Dees, Ph.D., Provectus CEO and co-inventor. "In pre-clinical studies, we've shown that Provecta(TM) can be used as a radiosensitizer, dramatically enhancing the effectiveness of conventional radiation therapy. Along with its use alone, without radiation for direct ablation of tumors, we believe Provecta(TM) may prove to be a very versatile oncology agent."

About Provectus Pharmaceuticals, Inc.
-------------------------------------

     Provectus Pharmaceuticals, Inc. is a pioneering pharmaceutical company actively engaged in the design, development and marketing of pharmaceutical technologies for the treatment of breast cancer, liver cancer and metastatic melanoma. In addition, Provectus is preparing to begin Phase 2 clinical studies for the Company's topical agent Xantryl(TM), a treatment for psoriasis.

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     The Company's offices and laboratory are located at 7327 Oak Ridge Highway,
Suite A, Knoxville,  TN 37931;  telephone:  865-769-4011.  For more information,
contact  the  Company  at   info@pvct.com  or  visit  the  corporate  Web  site:
www.pvct.com.

     This release and other statements issued or made from time to time by the company or its representatives contain comments that may constitute forward-looking statements. Those include statements regarding the intent, belief or current expectations of the company and members of its management teams, as well as the assumptions on which the statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward- looking statements.